Exhibit 99.1

FOR IMMEDIATE RELEASE	IR CONTACT:	Deborah Crawford
Monday, July 23, 2007		Director, Investor Relations
408 540-3712

	PR CONTACT:	Ken Ross
VP, Corporate Communications
408 540-3931

Netflix Announces Q2 2007 Financial Results

Subscribers – 6.7 million

Revenue – $303.7 million

GAAP Net Income – $25.6 million

LOS GATOS, Calif., July 23, 2007 – Netflix, Inc. (Nasdaq: NFLX) today reported results for the second quarter ended June 30, 2007.

“As expected, second-quarter revenue and subscriber growth reflected the impact of intense competition, as we delivered subscribers and revenue at the low end of our guidance range, even while achieving near record net income,” said Reed Hastings, Netflix co-founder and chief executive officer.

“Online DVD rental is a large and attractive opportunity and we remain committed to investing in our long-term growth. With yesterday’s price cuts in two of our most popular subscription plans, together with the reductions in February and June, we are choosing to lower price and reduce marketing as the most efficient means of sub growth and retention in the current competitive environment, and we are lowering our full-year guidance for revenue, subscribers, and earnings accordingly.”

Second-Quarter 2007 Financial Highlights

Revenue for the second quarter of 2007 was $303.7 million, representing 27 percent year-over-year growth from $239.4 million for the second quarter of 2006, and 1 percent sequential decline from $305.3 million for the first quarter of 2007.

GAAP net income for the second quarter of 2007 increased 50% to $25.6 million, or $0.37 per diluted share, compared to GAAP net income of $17.0 million, or $0.25 per diluted share, for the second quarter of 2006 and GAAP net income of $9.9 million, or $0.14 per diluted share, for the first quarter of 2007.

GAAP net income included a gain in the quarter related to the patent lawsuit settlement of $4.1 million, net of taxes. Excluding this net settlement gain, net income would have been $21.4 million, or $0.31 per diluted share.

Non-GAAP net income was $27.2 million, or $0.39 per diluted share, for the second quarter of 2007, compared to non-GAAP net income of $18.9 million, or $0.27 per diluted share, for the second quarter of 2006 and non-GAAP net income of $11.5 million, or $0.16 per diluted share, for the first quarter of 2007.

Non-GAAP net income equals net income on a GAAP basis before stock-based compensation expense, net of taxes. Excluding the net settlement gain in the quarter related to the patent lawsuit settlement, non-GAAP net income would have been $23.1 million, or $0.33 per diluted share.

Gross margin1 for the second quarter of 2007 was 35.2 percent, compared to 37.1 percent for the second quarter of 2006 and 36.1 percent for the first quarter of 2007.

Free cash flow2 for the second quarter of 2007 was positive $6.5 million, compared to positive $5.5 million in the second quarter of 2006 and negative $18.0 million for the first quarter of 2007.

Cash provided by operating activities for the second quarter of 2007 was $72.1 million, compared to $53.3 million for the second quarter of 2006 and $63.0 million for the first quarter of 2007.

Subscribers. Netflix ended the second quarter of 2007 with approximately 6,742,000 total subscribers, representing 30 percent year-over-year growth from 5,169,000 total subscribers at the end of the second quarter of 2006 and 1 percent sequential decline from 6,797,000 subscribers at the end of the first quarter of 2007.

Net subscriber change in the quarter was a decrease of 55,000, compared to an increase of 303,000 for the same period of 2006 and an increase of 481,000 for the first quarter of 2007.

Gross subscriber additions for the quarter totaled 1,028,000, representing 4 percent year-over-year decline from 1,070,000 gross subscriber additions in the second quarter of 2006 and 32 percent quarter-over-quarter decline from 1,520,000 gross subscriber additions in the first quarter of 2007.

Of the 6,742,000 total subscribers at quarter end, 98 percent, or 6,609,000, were paid subscribers. The other 2 percent, or 133,000, were free subscribers. Paid subscribers represented 97 percent of total subscribers at the end of the second quarter of 2006 and 98 percent of total subscribers at the end of the first quarter of 2007.

Subscriber acquisition cost3 for the second quarter of 2007 was $44.02 per gross subscriber addition, compared to $43.95 for the same period of 2006 and $47.46 for the first quarter of 2007.

Churn4 for the second quarter of 2007 was 4.6 percent, compared to 4.3 percent for the second quarter of 2006 and 4.4 percent for the first quarter of 2007. Churn includes free subscribers as well as paying subscribers who elect not to renew their monthly subscription service during the quarter.

Stock-based compensation for the second quarter was $2.8 million, compared to $3.1 million in the second quarter of 2006 and compared to $2.8 million in the first quarter of 2007. Stock-based compensation is presented in the same lines as cash compensation paid to the same individuals.

[1]	Gross margin is defined as revenue less cost of subscription and fulfillment expenses.
[2]	Free cash flow is defined as cash provided by operating activities less cash used in investing activities excluding purchases and sales of short-term investments.
[3]

Subscriber acquisition cost is defined as the total marketing expense, which includes stock-based compensation for marketing personnel, on the Company’s Statement of Operations divided by total gross subscriber additions during the quarter.

[4]	Churn is defined as customer cancellations in the quarter divided by the sum of beginning subscribers and gross subscriber additions, divided by three months.

Business Outlook

The Company’s performance expectations for the third and fourth quarter of 2007 and full-year 2007 are as follows:

Third-Quarter 2007

•	Ending subscribers of 6.7 million to 6.9 million

•	Revenue of $284 million to $289 million

•	GAAP net income of $8 million to $13 million, or $0.11 to $0.19 per diluted share

Fourth-Quarter 2007

•	Ending subscribers of 6.8 million to 7.3 million

•	Revenue of $277 million to $287 million

•	GAAP net income (loss) of ($1) million to $4 million, or ($0.01) to $0.06 per diluted share

Full-Year 2007

•	Ending subscribers of 6.8 million to 7.3 million, down from 7.3 million to 7.8 million

•	Revenue of $1.17 billion to $1.185 billion, down from $1.21 billion to $1.26 billion

•	GAAP net income of $42.4 million to $52.4 million, or $0.62 to $0.76 per diluted share, down from $55 million to $60 million, or $0.76 to $0.83 per diluted share

Float and Trading Plans

The Company estimates the public float at approximately 55,194,672 shares as of June 30, 2007, down approximately 2 percent from 56,139,802 shares as of March 31, 2007, based on registered shares held in street name with the Depository Trust and Clearing Corporation. From time to time executive officers of Netflix may elect to buy or sell stock in Netflix. All open market sales are made pursuant to the terms of 10b5-1 Trading Plans approved by the Company and generally adopted no less than three months prior to the first date of sale under such plan.

Earnings Call

The Netflix earnings call will be webcast today at 5:00 p.m. Eastern Time / 2:00 p.m. Pacific Time, and may be accessed at http://ir.netflix.com. For those without access to the Internet, the conference call may be accessed by dialing (719) 457-2620. The access code is 6223459. Following completion of the call, a recorded replay of the webcast will be available at http://ir.netflix.com. The telephone replay of the call will be available from approximately 5:00 p.m. Pacific Time on July 23, 2007 through July 29, 2007 at 9:00 p.m. Pacific Time. To listen to the telephone replay, call (719) 457-0820, access code 6223459.

Use of Non-GAAP Measures

Management believes that non-GAAP net income is a useful measure of operating performance because it excludes the non-cash impact of stock option accounting, and, where specified, excludes the net settlement gain related to the patent lawsuit settlement. In addition, management believes that free cash flow is a useful measure of liquidity because it excludes the non-operational cash flows from purchases and sales of short-term investments and cash flows from financing activities. However, these non-GAAP measures should be considered in addition to, not as a substitute for or superior to, net income and net cash provided by operating activities, or other financial measures prepared in accordance with GAAP. A reconciliation to the GAAP equivalents of these non-GAAP measures is contained in tabular form on the attached unaudited financial statements.

About Netflix

Netflix, Inc. (Nasdaq: NFLX) is the world’s largest online movie rental service, providing more than six million subscribers access to over 80,000 DVD titles plus a growing library of over 2,000 titles that can be watched instantly on their PCs. The Company offers nine subscription plans, starting at only $4.99 per month. There are no due dates and no late fees – ever. All Netflix plans include both DVDs delivered to subscribers’ homes and, for no additional fee, movies and TV series that can be started in as little 30 seconds on subscribers’ PCs. DVDs are delivered free to members by first class mail, with a postage paid return envelope, from over 100 U.S. shipping points. Nearly 95 percent of Netflix subscribers live in areas that can be reached with generally one business day delivery. Netflix offers personalized movie recommendations and has more than one billion movie ratings. For more information, visit www.netflix.com.

Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of the federal securities laws, including statements regarding our subscriber growth, revenue, GAAP net income and earnings per share for the third and fourth quarter of 2007 as well as subscriber growth, revenue, GAAP net income and earnings per share for the full-year 2007. The forward-looking statements in this release are subject to risks and uncertainties that could cause actual results and events to differ, including, without limitation: impacts arising out of competition, our ability to manage our growth, in particular, managing our subscriber acquisition cost as well as the cost of content delivered to our subscribers; our ability to attract new subscribers and retain existing subscribers; changes in pricing, availability and effectiveness related to our advertising; fluctuations in consumer usage of our service, customer spending on DVDs and related products; disruption in service on our website or with our computer systems; deterioration of the U.S. economy or conditions specific to online commerce or the filmed entertainment industry; conditions that effect our delivery through the U.S. Postal Service, including regulatory changes and increases in first class postage; increases in the costs of acquiring DVDs; and, widespread consumer adoption of different modes of viewing in-home filmed entertainment. A detailed discussion of these and other risks and uncertainties that could cause actual results and events to differ materially from such forward-looking statements is included in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 28, 2007. We undertake no obligation to update forward-looking statements to reflect events or circumstances occurring after the date of this press release.

Netflix, Inc.

Consolidated Statements of Operations

(unaudited)

(in thousands, except per share data)

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2006	2007	2007	2006	2007
Revenues	$239,351	$305,320	$303,693	$463,477	$609,013
Cost of revenues:
Subscription	128,605	165,189	166,838	254,825	332,027
Fulfillment expenses*	21,974	29,783	29,855	44,019	59,638

Total cost of revenues	150,579	194,972	196,693	298,844	391,665

Gross profit	88,772	110,348	107,000	164,633	217,348
Operating expenses:
Technology and development *	12,043	15,715	18,907	23,249	34,622
Marketing *	47,031	72,138	45,255	99,999	117,393
General and administrative *	6,773	12,188	13,847	15,065	26,035
Gain on disposal of DVDs	(964)	(908)	(2,282)	(2,351)	(3,190)
Gain on legal settlement	—	—	(7,000)	—	(7,000)

Total operating expenses	64,883	99,133	68,727	135,962	167,860

Operating income	23,889	11,215	38,273	28,671	49,488
Other income:
Interest and other income	3,701	5,350	4,972	6,153	10,322

Income before income taxes	27,590	16,565	43,245	34,824	59,810
Income taxes	10,553	6,701	17,665	13,383	24,366

Net income	$17,037	$9,864	$25,580	$21,441	$35,444

Net income per share:
Basic	$0.29	$0.14	$0.38	$0.38	$0.52
Diluted	$0.25	$0.14	$0.37	$0.32	$0.50
Weighted average common shares outstanding:
Basic	58,383	68,693	68,031	56,808	68,360
Diluted	69,175	70,672	69,891	67,813	70,276

*Stock-based compensation included inexpense line items:
Fulfillment expenses	$223	$146	$82	$483	$228
Technology and development	867	757	831	1,832	1,588
Marketing	529	531	521	1,083	1,052
General and administrative	1,468	1,369	1,384	2,999	2,753

Reconciliation of Non-GAAP Financial Measures
(Unaudited)
Non-GAAP net income reconciliation:
GAAP net income	$17,037	$9,864	$25,580	$21,441	$35,444
Stock-based compensation	3,087	2,803	2,818	6,397	5,621
Income tax effect of stock-based compensation	(1,179)	(1,134)	(1,150)	(2,473)	(2,284)

Non-GAAP net income	$18,945	$11,533	$27,248	$25,365	$38,781

Non-GAAP net income per share:
Basic	$0.32	$0.17	$0.40	$0.45	$0.57
Diluted	$0.27	$0.16	$0.39	$0.37	$0.55
Weighted average common shares outstanding:
Basic	58,383	68,693	68,031	56,808	68,360
Diluted	69,175	70,672	69,891	67,813	70,276

Netflix, Inc.

Consolidated Balance Sheets

(unaudited)

(in thousands, except share and par value data)

	As of
	December 31,	June 30,
	2006	2007
Assets
Current assets:
Cash and cash equivalents	$400,430	$184,182
Short-term investments	—	193,770
Prepaid expenses	4,742	6,234
Prepaid revenue sharing expenses	9,456	6,095
Deferred tax assets	3,155	3,179
Other current assets	10,635	17,110

Total current assets	428,418	410,570
Content library, net	104,908	113,902
Property and equipment, net	55,503	67,355
Deferred tax assets	15,600	16,336
Other assets	4,350	4,137

Total assets	$608,779	$612,300

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$93,864	$70,757
Accrued expenses	29,905	35,754
Deferred revenue	69,678	60,522

Total current liabilities	193,447	167,033
Deferred rent	1,121	1,186

Total liabilities	194,568	168,219
Stockholders’ equity:
Common stock, $0.001 par value; 160,000,000 shares authorized at December 31, 2006 and June 30, 2007; 68,612,463 and 67,638,182 issued and outstanding at December 31, 2006 and June 30, 2007, respectively	69	68
Additional paid-in capital	454,731	449,679
Accumulated other comprehensive loss	—	(521)
Accumulated deficit	(40,589)	(5,145)

Total stockholders’ equity	414,211	444,081

Total liabilities and stockholders’ equity	$608,779	$612,300

Netflix, Inc.

Consolidated Statements of Cash Flows

(unaudited)

(in thousands)

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2006	2007	2007	2006	2007
Cash flows from operating activities:
Net income	$17,037	$9,864	$25,580	$21,441	$35,444
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation of property and equipment	3,854	4,601	5,126	7,463	9,727
Amortization of content library	31,910	49,442	50,985	59,191	100,427
Amortization of intangible assets	11	24	25	23	49
Amortization of discounts and premiums on investments	—	(82)	11	—	(71)
Stock-based compensation expense	3,087	2,803	2,818	6,397	5,621
Excess tax benefits from stock-based compensation	(2,952)	(4,076)	(12,018)	(3,642)	(16,094)
Gain on disposal of property and equipment	—	—	—	(23)	—
Gain on sale of short-term investments	—	(147)	(47)	—	(194)
Gain on disposal of DVDs	(2,029)	(2,597)	(5,197)	(4,078)	(7,794)
Deferred taxes	7,315	(255)	(505)	9,373	(760)
Changes in operating assets and liabilities:
Prepaid expenses and other current assets	(6,091)	(10,266)	5,660	(3,787)	(4,606)
Accounts payable	(219)	11,399	(10,850)	2,654	549
Accrued expenses	153	7,699	14,244	3,592	21,943
Deferred revenue	1,104	(5,444)	(3,712)	496	(9,156)
Deferred rent	119	64	1	189	65

Net cash provided by operating activities	53,299	63,029	72,121	99,289	135,150

Cash flows from investing activities:
Purchases of short-term investments	—	(264,234)	(53,906)	—	(318,140)
Proceeds from sale of short-term investments	—	95,422	28,693	—	124,115
Purchases of property and equipment	(3,892)	(18,013)	(8,968)	(10,578)	(26,981)
Acquisition of intangible asset	(585)	—	—	(585)	—
Acquisitions of content library	(46,142)	(68,541)	(64,337)	(75,984)	(132,878)
Proceeds from sale of DVDs	2,753	5,626	7,370	5,234	12,996
Proceeds from disposal of property and equipment	—	—	—	23	—
Other assets	74	(103)	267	(217)	164

Net cash used in investing activities	(47,792)	(249,843)	(90,881)	(82,107)	(340,724)

Cash flows from financing activities:
Proceeds from issuance of common stock	105,478	766	2,681	108,622	3,447
Excess tax benefits from stock-based compensation	2,952	4,076	12,018	3,642	16,094
Repurchases of common stock	—	—	(30,215)	—	(30,215)

Net cash (used in) provided by financing activities	108,430	4,842	(15,516)	112,264	(10,674)

Net increase (decrease) in cash and cash equivalents	113,937	(181,972)	(34,276)	129,446	(216,248)
Cash and cash equivalents, beginning of period	227,765	400,430	218,458	212,256	400,430

Cash and cash equivalents, end of period	$341,702	$218,458	$184,182	$341,702	$184,182

Non-GAAP free cash flow reconciliation:
Net cash provided by operating activities	$53,299	$63,029	$72,121	$99,289	$135,150
Purchases of property and equipment	(3,892)	(18,013)	(8,968)	(10,578)	(26,981)
Acquisition of intangible asset	(585)	—	—	(585)	—
Acquisitions of content library	(46,142)	(68,541)	(64,337)	(75,984)	(132,878)
Proceeds from sale of DVDs	2,753	5,626	7,370	5,234	12,996
Proceeds from disposal of property and equipment	—	—	—	23	—
Other assets	74	(103)	267	(217)	164

Non-GAAP free cash flow	$5,507	$(18,002)	$6,453	$17,182	$(11,549)

Netflix, Inc.

Consolidated Other data

(unaudited)

(in thousands, except percentages and subscriber acquisition cost)

	As of / Three Months Ended
	June 30,	March 31,	June 30,
	2006	2007	2007
Subscriber information:
Subscribers: beginning of period	4,866	6,316	6,797
Gross subscribers additions: during period	1,070	1,520	1,028
Gross subscriber additions year-to-year change	51.3%	10.4%	(3.9%)
Gross subscriber additions quarter-to-quarter sequential change	(22.3%)	1.8%	(32.4%)
Less subscriber cancellations : during period	(767)	(1,039)	(1,083)
Subscribers: end of period	5,169	6,797	6,742
Subscribers year-to-year change	61.7%	39.7%	30.4%
Subscribers quarter-to-quarter sequential change	6.2%	7.6%	(0.8%)
Free subscribers: end of period	152	121	133
Free subscribers as percentage of ending subscribers	2.9%	1.8%	2.0%
Paid subscribers: end of period	5,017	6,676	6,609
Paid subscribers year-to-year change	61.4%	41.0%	31.7%
Paid subscribers quarter-to-quarter sequential change	6.0%	8.5%	(1.0%)
Churn	4.3%	4.4%	4.6%
Subscriber acquisition cost	$43.95	$47.46	$44.02
Margins:
Gross margin	37.1%	36.1%	35.2%
Operating margin	10.0%	3.7%	12.6%
Net margin	7.1%	3.2%	8.4%
Expenses as percentage of revenues:
Technology and development	5.0%	5.1%	6.2%
Marketing	19.6%	23.6%	14.9%
General and administrative	2.8%	4.0%	4.6%
Gain on disposal of DVDs	(0.3%)	(0.2%)	(0.8%)
Gain on legal settlement	—	—	(2.3%)

Total operating expenses	27.1%	32.5%	22.6%
Year-to-year change:
Total revenues	45.9%	36.2%	26.9%
Fulfillment	22.8%	35.1%	35.9%
Technology and development	39.3%	40.2%	57.0%
Marketing	74.5%	36.2%	(3.8%)
General and administrative	8.7%	47.0%	104.4%
Gain on disposal of DVDs	731.0%	(34.5%)	136.7%
Total operating expenses	55.5%	39.5%	5.9%